EXHIBIT 99.3

MIDWAY CLARIFIES GROWTH IN RESOURCE ESTIMATE
AT SPRING VALLEY PROJECT, NEVADA, AND ANNOUNCES
THE FILING OF AMENDED TECHNICAL REPORTS
ON SPRING VALLEY AND GOLD ROCK

January 23, 2015

Denver, Colorado – As a result of a review by the British Columbia Securities Commission, Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX, MDW:NYSE-MKT) is issuing this press release to provide clarification pertaining to the previously announced resource growth at the Company's Spring Valley Project, Pershing County, Nevada ("Spring Valley"). On August 12, 2014, the Company issued a press release, which included statements in relation to the updated resource estimate, which were based on a sensitivity case rather than the base case. The Company subsequently filed an updated technical report titled "NI 43-101 Technical Report on Resources, Spring Valley Project, Pershing County, Nevada", dated September 9, 2014 (the "2014 Spring Valley Technical Report"). No changes have been made to the mineral resource estimate contained in the 2014 Spring Valley Technical Report; however the Company has filed an amendment to the 2014 Spring Valley Technical Report and is issuing this press release to provide clarification about statements contained in its August 12, 2014 press release.  The amended report is titled "Amended NI 43-101 Technical Report on Resources, Spring Valley Project, Pershing County, Nevada" and has an amended report date of December 19, 2014 (the "Amended 2014 Spring Valley Technical Report" and together with the 2014 Spring Valley Technical Report, the "Reports").

The Company's prior mineral resource estimate, as contained in its 2011 technical report, titled "NI 43-101 Technical Report on the Spring Valley Project, Pershing County, Nevada", dated May 24, 2011 (the "2011 Spring Valley Technical Report"), was presented at a 0.14 g/t cutoff grade.  The 2014 Spring Valley Technical Report presents a base case mineral resource estimate at a 0.21 g/t cutoff. The August 12, 2014 press release did not present the 2014 base case resource estimate but rather it presented data using the 0.14 g/t cutoff sensitivity case. This was done in order to allow readers to draw a direct comparison to the 2011 estimate. The resources tabulated at 0.14 g/t and 0.21 g/t in the Amended 2014 Spring Valley Technical Report are not significantly different, nor has the mineral resource estimate contained in the 2014 Spring Valley Technical Report been amended or revised in the Amended 2014 Spring Valley Technical Report.

The mineral resources for the Spring Valley Project, are estimated by Gustavson to be 201.9 million tonnes grading an average of 0.63 g/t Au classified as measured and indicated mineral resources with an additional 56.3 million tonnes grading an average of 0.55 g/t Au classified as inferred mineral resources. All of the estimated mineral resource is based on a 0.21 g/t gold cutoff.  Table 1 presents the 2014 mineral resource estimate and the 2011 mineral resource estimate, with all cutoff grades shown in the Reports and the 2011 Spring Valley Technical Report, respectively.

Table 1. 2014 Spring Valley Resource Estimate with Comparison to 2011

20141	Measured			Indicated			Measured plus Indicated			Inferred
Cutoff (g/t)	Tonnes ('000s)	(g/t)	Contained ('000 oz)	Tonnes ('000s)	(g/t)	Contained ('000 oz)	Tonnes ('000s)	(g/t)	Contained ('000 oz)	Tonnes ('000s)	(g/t)	Contained ('000 oz)
0.27	54,600	0.80	1,410	105,600	0.71	2,400	160,200	0.74	3,810	42,100	0.65	880
0.21 base case	68,300	0.69	1,510	133,600	0.61	2,610	201,900	0.63	4,120	56,300	0.55	990
0.14	83,000	0.60	1,590	162,500	0.53	2,780	245,500	0.55	4,370	71,100	0.47	1,070

20112	Measured			Indicated			Measured plus Indicated			Inferred
Cutoff (g/t)	Tonnes ('000s)	(g/t)	Contained ('000 oz)	Tonnes ('000s)	(g/t)	Contained ('000 oz)	Tonnes ('000s)	(g/t)	Contained ('000 oz)	Tonnes ('000s)	(g/t)	Contained ('000 oz)
0.55	14,369	1.15	529	17,701	1.11	632	32,070	1.13	1,161	28,265	1.45	1,315
0.41	21,458	0.93	639	27,755	0.88	783	49,213	0.90	1,422	38,929	1.18	1,476
0.27	33,983	0.71	772	45,980	0.66	983	79,964	0.68	1,755	58,649	0.89	1,687
0.14 base case	59,032	0.49	931	85,793	0.45	1,229	144,825	0.46	2,160	103,935	0.59	1,971

Note: The tonnage and total ounces of gold for resources were determined from the statistical block model. Average grades were calculated from the tonnage and total ounces and then rounded to the significant digits shown. Calculations based on this table may differ due to the effect of rounding.

1The Mineral Resource Estimate was prepared by Gustavson Associates, LLC ("Gustavson") of Lakewood, Colorado. The base case estimate uses a cutoff grade of 0.21 g/t. The 0.14 g/t cutoff is included in the tabulation for comparison purposes. A NI 43-101 technical report summarizing the mineral resource estimate was filed on SEDAR on January 23, 2015. Gustavson completed the mineral resource estimate, with Zachary Black acting as the Qualified Person.

2Resources as per the 2011 Spring Valley Technical Report. The base case estimate uses a cutoff grade of 0.14 g/t. An updated report "Updated NI 43-101 Technical Report on the Spring Valley Project, Pershing County, Nevada" dated November 29, 2012 was filed to clarify responsibilities of the Qualified Persons and to clarify language regarding capping, density, and cutoff values. This updated report made no changes to the resource estimate.

Comparison between 2011 and 2014 Resource Estimation

The August 12, 2014 press release contained comparisons between the 2011 base case and 2014 sensitivity case resource estimates.  For clarity, this comparison has been updated and is presented in Table 2, to show the difference between measured and indicated resources from the 2011 base case (0.14 g/t cutoff) and 2014 base case (0.21 g/t cutoff) resource estimates.

Table 2. Comparison Between 2011 and 2014 Base Case Resource Estimates.

	2011 Base Case	2014 Base Case	Percent Increase
Measured plus Indicated – Tonnes ('000s)	144,825	201,900	+ 39%
Measured plus Indicated – Au Grade (g/t)	0.46	0.63	+ 37%
Measured plus Indicated – Contained Au ('000 oz)	2,160	4,120	+ 91%

Note:  The 2011 base case uses a 0.14 g/t cutoff and the 2014 base case uses a 0.21 g/t cutoff.  Comparisons at other cutoff grades can be made by reference to the resource sensitivities presented in Table 1.

Whittle Pit-Defined Spring Valley Resources

The mineral resource estimate contained in the Reports was further analyzed by a Whittle pit optimization program to determine the portion of the resource which has the potential to be mined by open pit methods based upon the current level of resource development. Open pit models were generated at gold prices ranging between US$1,100/oz and US$1,700/oz in

US$200/oz increments. The results are listed below in Table 3. The US$1,500/oz pit model was selected as the base case due to a 3-year trailing average gold price of US$1,543.83/oz.

Table 3. Whittle Pit Shell Mineral Resources at Various Gold Prices at a 0.21 g/t Au Cutoff

	MEASURED			INDICATED			M&I			INFERRED
PIT	Tonnes	Grade	Contained	Tonnes	Grade	Contained	Tonnes	Grade	Contained	Tonnes	Grade	Contained
(US$/oz)	('000s)	(g/t)	('000s oz)	('000s)	(g/t)	('000s oz)	('000s)	(g/t)	('000s oz)	('000s)	(g/t)	('000s oz)
$1,100	37,600	0.99	1,200	63,200	0.81	1,640	100,800	0.88	2,840	17,200	0.67	370
$1,300	45,400	0.97	1,410	72,200	0.80	1,860	117,600	0.86	3,270	19,600	0.73	460
$1,500	49,400	0.94	1,490	79,900	0.79	2,030	129,300	0.84	3,510	20,700	0.74	490
$1,700	56,000	0.86	1,550	83,100	0.79	2,120	139,000	0.82	3,660	21,200	0.73	500

Note: Whittle pit optimization was used to determine potentially mineable tonnage from the resources presented in Table 1. Measured, indicated and inferred mineral classification was determined by the variography of each mineral domain.  A complete description of the modeling method, environmental and other project risks can be found in the Reports. Mineral resources are not mineral reserves and do not have demonstrated economic viability.

The economic parameters used for this analysis are based upon operating costs of similar sized mines currently operating in Nevada and upon estimated gold recoveries from metallurgical tests completed to date. Table 4 summarizes the estimated cost parameters.

Table 4. Economic Parameters Used for Whittle Pit Analysis

Item	Cost/Rate	Units
Mining Cost	$1.68	US$ per Tonne
Processing Cost	$2.94	US$ per Tonne Ore
G&A	$0.42	US$ per Tonne Ore
Mining Recovery	95%
Mining Dilution	5%
Royalties	Up to 7%
Gold Marketing Cost	$1.00	US$ per Troy Ounce

The disclosure above supercedes the disclosure presented in Midway's press release dated August 12, 2014.

Spring Valley Project, Nevada

Spring Valley is a large porphyry-hosted gold system located about 20 miles northeast of Lovelock in Pershing County, Nevada. Barrick achieved their earn-in by spending $38 million to earn a 70 percent interest in the project (see February 24, 2014 press release). The project is now run as a joint venture with Barrick as manager. Midway has converted its 30% interest into a 25% free-carried interest in Spring Valley and will be carried to production, at which point Midway will pay back its share of development capital from production.

About The Resource Estimate

The resource estimate was prepared by Gustavson Associates, LLC, in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian

requirements set forth Securities Administrators ("NI 43-101"), and in compliance with the disclosure and reporting in Companion Policy 43-101 CP and Form 43-101F1. Resources have been classified in accordance with standards as defined by the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) "CIM Definition Standards - For Mineral Resources and Mineral Reserves", prepared by the CIM Standing Committee on Reserve Definitions  and adopted by CIM Council on May 10, 2014.

The mineral resource estimate was prepared for and on behalf of Midway Gold Corp and is not a work product of the Spring Valley Joint Venture.

The disclosure contained above has been reviewed and approved by Zachary J. Black, a "qualified person" as that term is defined in NI 43-101.

Amendment to Gold Rock Technical Report Filed

The Company also announces that it has also filed an amendment to its previously filed technical report in relation to its Gold Rock Project.  The amended report is titled “Amended NI 43-101 Technical Report, Updated Mineral Resource Estimate for the Gold Rock Project, White Pine County, Nevada” and has an amended report date of January 8, 2015.  This amended report was prepared and filed in order to address inconsistencies between the previously filed report and the Company’s press release dated May 28, 2014.

Gold Rock Project, Nevada

Gold Rock is in the Pancake Range of western White Pine County, Nevada. The property is 10.5 km southeast of Midway’s Pan Project and approximately 104 km west of Ely, Nevada. Historic gold production at Gold Rock came from the Easy Junior open pit mine during the 1980s and the 1990s.

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments.

Midway Gold Corp.
Jaime Wells, 720-979-0900
Investor Relations
jwells@midwaygold.com
www.midwaygold.com

Neither the TSX, its Regulation Services Provider (as that term is defined in the policies of the TSX ) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates, including plans for the further development of the Spring Valley Project and plans for a preliminary economic assessment in relation to the Spring Valley Project. Forward-looking statements are typically identified by words such as: "may", "should", "plan", "believe", "predict", "expect",

"anticipate", "intend", "estimate", postulate" and similar expressions or the negative of such expressions or which by their nature refer to future events. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; changes in interest and currency exchanges rates; local and community impacts and issues; environmental costs and risks; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.  Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.

Cautionary note to U.S. investors concerning estimates of reserves and resources: This press release and the documents referenced in this press release use the terms "reserve" and "mineral resource", which are terms defined under Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system.  Such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7.  Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.  Mineral resources are not mineral reserves and do not have demonstrated economic viability. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The references to a "resource" in this press release and the documents referenced in this press release are not normally permitted under the rules of the SEC.  It cannot be assumed that all or any part of mineral deposits in any of the above categories will ever be upgraded to Guide 7 compliant reserves. Accordingly, disclosure in this press release and in the technical reports referenced in this press release may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the SEC.